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                                                                  Exhibit 10.15

                             COLLABORATION AGREEMENT

         THIS COLLABORATION AGREEMENT is dated and is effective as of the twelfth (12th) day of May 1997,

BY AND BETWEEN:      BIOCHEM THERAPEUTIC INC., a corporation incorporated under the laws of Canada, with its principal place of business located at 275 Armand-Frappier Boulevard, Laval, Quebec,
                     Canada H7T 4A7;

                     (hereinafter referred to as "BioChem"),

AND: NEOPHARM INCORPORATED, a corporation incorporated under the laws of the State of Delaware, with a place of business at 225 East Deerpath, Suite 250, Lake Forest, Illinois, United States of America, 60045

                     (hereinafter referred to as "NeoPharm")

RECITALS:

A. NeoPharm holds certain rights to a product currently known as BUdR (the "Product", as defined herein below) and is conducting a program to develop the Product for use as a radiosensitizing agent for the treatment of cancer in humans and as a prognostic marker for breast cancer;

B. NeoPharm has the Know-How necessary for the development of the Product and has prepared and filed a New Drug Application ("NDA") with respect thereto with the proper regulatory authorities in the United States;

C. BioChem has development, sales and marketing expertise in the human pharmaceutical field;

D. BioChem wishes to obtain and NeoPharm is willing and has the unrestricted right to grant to BioChem in accordance with the terms and conditions set forth herein, the exclusive right to commercialize the Product in Canada (the "Territory");

E. As of the effective date of this Agreement, no patent has been granted for the Product in any jurisdiction in the Territory or elsewhere in the world either to NeoPharm or any of its Affiliates;

NOW, THEREFORE, in consideration of the various premises and undertakings set forth herein, the Parties agree as follows:

                                    ARTICLE I
                                 INTERPRETATION

1.1 DEFINITIONS. Unless otherwise specifically provided herein, or in the Manufacturing and Supply Agreement attached hereto as Exhibit 5.1, the following terms shall have the following meanings:

(a) "AFFILIATE" shall mean any Person which is directly or indirectly controlled by, or controls or is under common control with, another Person, provided that "control" shall mean ownership of more than fifty percent (50%) of another Person or the power to direct decisions of another Person, including, without limitation, the power to direct management and policies of another Person, whether by reason of ownership or by contract.

(b) "AGREEMENT" shall mean this Collaboration Agreement and all instruments supplemental hereto or in amendment or confirmation hereof; "herein", "hereof", "hereto", "hereunder" and similar expressions mean and refer to this Agreement and not to any particular Article, Section, Subsection or other subdivision; "Article", "Section", "Subsection" or other subdivision of this Agreement means and refers to the specified Article, Section, Subsection or other subdivision of this Agreement.

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(c)      "BIOCHEM KNOW-HOW" shall mean all inventions, technical data, techniques, knowledge and other information, whether or not patented or patentable, which are owned or controlled by BioChem (excluding that developed by NeoPharm) during the course of, and in connection with clinical development or commercialization of the Product for use in the Field in the Territory pursuant to this Agreement.

(d) "BUDR NDA" shall mean the NDA for the Product; as more fully described in Exhibit " 1.1 (d)" hereto.

(e) "CALENDAR QUARTER" shall mean any period of three (3) consecutive months ending on the last day of March, June, September or December, as the case may be.

(f) "DOLLARS" and "$" shall mean lawful money of the United States, unless otherwise indicated.

(g) "DUE DILIGENCE" shall mean all reasonable efforts consistent with prudent business judgment.

(h) "FIELD" shall mean use as a therapeutic, diagnostic and/or prognostic agent for any disease indication in humans.

(i) "FDA" means the United States Food and Drug Administration or any successor or replacement entities thereof.

(j) "GOVERNMENTAL BODY" shall mean (i) any domestic or foreign national, federal, provincial, state, municipal or other government or body, (ii) any international or multilateral body, (iii) any subdivision, ministry, department, secretariat, bureau, agency, commission, board, instrumentality or authority of any of the foregoing governments or bodies, (iv) any quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing governments or bodies, or (v) any domestic, foreign, international, multilateral, or multinational judicial, quasi judicial, arbitration or administrative court, grand jury, tribunal, commission, board or panel.

(k) "HPB" shall mean the Health Protection Branch of Health Canada or any successor or replacement entities thereof.

(l) "IMPROVEMENTS" shall mean advances in or modifications to the Product, developed by or on behalf of, acquired by or made available to NeoPharm and/or BioChem prior to or during the term of this Agreement.

(m)      "LAWS" SHALL MEAN:

          (i) all constitutions, treaties, laws, statutes, codes, ordinances, orders, decrees, rules, regulations, and municipal by-laws, whether domestic, foreign or international;

          (ii) all judgments, orders, writs, injunctions, decisions, rulings, decrees, and awards of any Governmental Body; and

         (iii) all policies, practices and guidelines of any Governmental Body;

in each case binding on or affecting the Party or Person referred to in the context in which such word is used; and "Law" shall mean any one of them.

(n) "MANAGEMENT COMMITTEE" shall mean that entity organized and acting pursuant to Article III hereof.

(o) "NDA" shall mean any New Drug Application required to be filed with the FDA, with respect to the Product, including any amendments or supplements ("sNDA") thereto.

(p) "NDS" shall mean any New Drug Submission, required to be filed with the HPB, with respect to the Product, including any amendments or supplements ("sNDS") thereto.

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(q)      "NEOPHARM KNOW-HOW" shall mean all inventions, technical data, techniques, knowledge and other information, whether or not patented or patentable, which are owned or controlled by NeoPharm and are useful in the manufacture, use or sale of the Product, including the BUdR NDA.

(r) "NET SALES" shall mean the aggregate arms' length gross invoiced sales price charged for sale for commercial use of the Product sold by BioChem and, if applicable, BioChem's Affiliates and sublicensees, to non-Affiliated third Persons in the Territory after deduction of the following items, provided and to the extent that such items were actually incurred and included in the gross price charged and do not exceed customary amounts in the market in which such sale occurred:

               (i)  trade, quantity and cash discounts or rebates;

               (ii) credits or allowances for rejection or return of previously sold goods;

              (iii) any tax or charge (other than an income tax) levied on the sale, transportation or delivery of a product and borne by the seller thereof; and

               (iv) any charge for freight or insurance.

In determining Net Sales, no allowances or deductions shall be made for any commissions or sales fees. To the extent that BioChem uses a third Person sales or marketing organization to sell the Product to wholesalers or dispensers of the Product, Net Sales shall be calculated starting from the aggregate arm's length gross invoice sales price charged for sale for commercial use to such wholesaler or such dispenser, less the deductions listed in items (i) to (iv); it being understood that "Net Sales" shall be calculated on the basis of the first arm's length sale of each such Product by BioChem, BioChem's Affiliates or its sublicensees (as the case may be) to a non-Affiliated third Person.

(s) "PARTY" shall mean NeoPharm or BioChem and, when used in the plural, shall mean NeoPharm and BioChem.

(t) "PERSON" shall mean an individual, corporation, company, cooperative, partnership, organization or any similar entity.

(u) "PRODUCT" shall mean any and all pharmaceutical products containing the chemical agent BUdR, as licensed to BioChem by NeoPharm for the Territory pursuant to Article II hereof; the whole as more fully described in Exhibit 1.1
(u)" hereto.

(v) "TERRITORY" shall mean Canada and its territories and possessions, as recognized on the effective date hereof.

1.2 EXHIBITS. The following are the exhibits annexed to and incorporated in this Agreement by reference and deemed to be a part hereof:

         Exhibit "1.1(d)" - Table of Contents and Executive Summary of BUdR NDA; Exhibit "1.1(u)" - Product Description;
         Exhibit "3.1" - Initial Nominees for the Management Committee; and Exhibit "5.1" - Manufacturing and Supply Agreement.

In the event of any conflict between the provisions of any Exhibit to this Agreement and the main text of the Agreement, the main text shall prevail.

1.3 RECITALS. The recitals are incorporated herein by reference and deemed to be part hereof

                                   ARTICLE II
                                    LICENCES

2.1      LICENSE TO BIOCHEM.

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(a)      NeoPharm hereby grants to BioChem, and BioChem hereby accepts, the exclusive right and license to seek regulatory approval for the manufacture, marketing and sale of and, following such approval, to market, sell and have marketed and sold, the Product in the Territory for use as a radiosensitizing agent in the treatment of brain tumors and as a prognostic marker for use in breast cancer (the "Primary Indications"), and, subject to Subsection 2.1(c), for use in all other indications in the Field. NeoPharm hereby grants BioChem, and BioChem hereby accepts, the exclusive right and license to use the NeoPharm Know-How and Improvements in connection with the foregoing. Promptly following the execution hereof, and continuously thereafter during the term of this Agreement as the NeoPharm Know-How and Improvements become available, NeoPharm shall use Due Diligence in furnishing the NeoPharm Know-How and Improvements to BioChem. Without limiting the generality of the foregoing, NeoPharm shall use Due Diligence in providing BioChem with copies of and the right to reference all NeoPharm Know-How at any time during the term hereof BioChem shall have the right to use such data solely for the purposes contemplated by this Agreement.

(b) Without limiting the generality of Subsection 2.1(a), NeoPharm agrees to use Due Diligence in providing additional technical and scientific assistance to BioChem in connection with BioChem's efforts to obtain HPB approval for any use of the Product in the Field; provided that such assistance shall not result in NeoPharm having to conduct any additional clinical trials or other activities or having to make any additional expenditures not provided for by NeoPharm with respect to research and development of the Product outside the Territory under the BUdR NDA. NeoPharm shall, concurrently with any submissions regarding approval of the Product for use and sale in any indications made by NeoPharm, its Affiliates or licensees to the FDA or similar Governmental Bodies outside the Territory, unless prohibited from doing so by a written agreement with a third Person, provide BioChem with a copy of and the right to reference any and all NeoPharm Know-How contained in such submissions, as well as of additional NeoPharm Know- How supplied to such Governmental Bodies. Should NeoPharm be prohibited from providing BioChem with copies of and a right to reference any NeoPharm Know-How due to a written confidentiality agreement as aforesaid, NeoPharm shall use its best efforts to obtain BioChem such copies and right to reference. BioChem shall be entitled to incorporate data contained in any such NDA or other application for regulatory approval in any documents BioChem is required to file with the HPB in an attempt to seek approval to commercialize the Product in the Territory. At the written request of BioChem, NeoPharm shall provide, shall cause its Affiliates to provide, or shall use its Due Diligence to obtain from any of its licensees outside the Territory, written notification to HPB of BioChem's right to reference any such NDA or other application for regulatory approval in any NDS filed by BioChem with respect to use of the Product in the Territory. The Parties acknowledge that, in reviewing BioChem's NDS for the Product, HPB may require additional information to that which is contained in the BUdR NDA and/or made available to BioChem pursuant to the forgoing provisions of this Subsection 2.1(b). Should HPB request such additional information, and NeoPharm is in possession of or has access to such information, NeoPharm shall, unless prohibited from doing so by a written agreement with a third Person, provide copies thereof to BioChem for use hereunder. BioChem shall be required to reimburse NeoPharm for all reasonable out-of-pocket expenses NeoPharm incurs in providing such additional information to BioChem.

(c) Except as otherwise specifically provided for herein, BioChem is under no obligation, but shall have the right, to conduct research and development activities in respect of the Product in the Territory. BioChem agrees to use its Due Diligence in preparing and filing an NDS for the use of the Product in the Primary Indications. Such NDS shall be based on and filed subsequent to the BUdR NDA filed by NeoPharm or its licensees outside the Territory. Subject to Section 4.3, BioChem shall assume all expenses relating to the preparation and filing of the NDS. Subject to Section 2.6, BioChem shall be also be entitled, upon advance written notice to NeoPharm, to prepare and file NDS(s) for the use of the Product in the Territory in any one (1) or more additional indications in the Field (the "Additional Indications").

(d) NeoPharm hereby grants to BioChem the right to conduct clinical trials and compassionate drug release programs with respect to the Product in the Territory should BioChem so desire. Should BioChem elect to exercise either of these options, NeoPharm will provide BioChem with a reasonable amount of Product for use as clinical trial materials, at no cost to BioChem. Subject to Section 4.3, the costs of carrying out such clinical trials or compassionate release programs with respect to the Product in the Territory shall be borne by BioChem.

(e) At any time prior to approval by HPB of the Product for use in the Territory in the Primary Indications, BioChem shall have the right, at BioChem's sole option:

          (i) upon receipt of prior written approval of NeoPharm of the form and content of any proposed clinical

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               trials (which approval shall not be unreasonably withheld or delayed), to have additional specific clinical trials relating to the Product (the "Additional Trials") effected within NeoPharm's overall clinical development program at sites in the Territory and NeoPharm shall use Due Diligence in providing assistance to BioChem in this regard. Subject to
               Section 4.3, the costs of carrying out Additional Trials with respect to the Product in the Territory shall be borne by BioChem; or

          (ii) to discontinue all efforts with respect to seeking regulatory approval of the Product in the Territory, with the result that the license granted to BioChem hereunder with respect to use of the Product in the Territory shall terminate, without any payment or penalty owed from either Party to the other.

BioChem shall notify NeoPharm in writing, at least thirty (30) days in advance of exercising its option under this Subsection 2.1(e), of BioChem's intention to exercise such option, which notice shall identify the option BioChem intends to exercise.

(f) In the event that NeoPharm and/or NeoPharm's licensees elect not to pursue or continue pursuing FDA approval for the Product in the Primary Indications in the United States, NeoPharm shall so advise BioChem in writing, and BioChem shall, within sixty (60) days of receipt of NeoPharm's notice, advise NeoPharm whether BioChem will use its Due Diligence to pursue HPB approval for the sale of the Product in the Territory for use in the Field (in which case, all licenses granted hereunder shall continue in full force and effect) or terminate its license with respect to such use of the Product, without further liability in respect thereof.

2.2 SUBLICENSING. BioChem's license rights hereunder shall include the right to grant sublicenses within the Territory; provided that the granting of any such sublicense shall not relieve BioChem of its obligations toward NeoPharm hereunder; including, without limitation, the obligation of BioChem to make the Net Sales Payment referred to in Article IV hereof with respect to the first arm's length sale of each product by BioChem's sublicensee. Prior to granting any such sublicense, BioChem shall consult with NeoPharm in good faith, and shall pay due consideration to any concerns NeoPharm may have with respect to the identity of any proposed sublicensee, it being understood however, that any final decisions to be taken with respect to the granting of sublicenses hereunder shall be at the sole discretion of BioChem.

2.3      ADVERSE DRUG REACTION REPORTING.

(a) ADVERSE DRUG REACTIONS. Each Party shall promptly advise the other Party and provide the other Party with a copy by telecopier or overnight delivery service addressed to the attention of its Vice President, Clinical and Regulatory Affairs, of any reports of unexpected side effects, adverse reactions or injury ("ADR Reports") which have been brought to that Party's attention at any place within or outside the Territory and which are alleged to have been caused by the Product. ADR Reports shall include publications in journals or other media. NeoPharm shall use Due Diligence in monitoring all media for information on factors adversely or positively affecting the Product and shall promptly advise BioChem of the existence of same. Serious ADR Reports and unexpected ADR Reports (according to CIOMS criteria) shall be forwarded without delay by each Party to the other Party as soon as such reports come to either Party's attention. Any other ADR Reports shall be reported by each Party to the other on a quarterly basis. The informing Party may, and is invited to, give in writing its professional evaluation of such reports, in particular with regard to suspected causality, either together with such reports or as soon as possible at a later date. NeoPharm shall report such side effects and adverse reaction or injury to Governmental Bodies and others outside the Territory as appropriate or necessary within the time limits required by applicable Laws and BioChem shall report same to the HPB.

(b) REGULATORY AND OTHER INQUIRIES. Upon being contacted by the HPB or any other Governmental Body in connection with the Product or any other matter which might reasonably be expected to affect the rights or obligations of either Party under this Agreement, the Parties shall immediately notify each other. BioChem shall respond to all inquiries from Governmental Bodies located in the Territory, including HPB, and NeoPharm shall provide BioChem with reasonable assistance in this regard. NeoPharm shall respond to all inquiries from Governmental Bodies outside the Territory regarding the benefits, side effects and other characteristics of the Product, which responses shall be provided by NeoPharm on a timely basis. A copy of all such responses shall be provided to BioChem by NeoPharm

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promptly following their sending to such Governmental Bodies.

(c) PRODUCT RECALL. In the event that either Party determines that an event, incident or circumstance has occurred which may result in the need for a recall or other removal of the Product, or any lot or lots thereof, from the market, such Party shall advise and consult with the other Party as to the appropriate measures to be taken.

2.4 PERIODIC REPORTS. NeoPharm shall provide BioChem with periodic reports on NeoPharm's and NeoPharm's licensees' progress in seeking regulatory approvals for the Product and of plans for commercializing the Product outside the Territory. As soon as NeoPharm intends to, or as soon as NeoPharm receives a notice from NeoPharm's licensee that such licensee intends to commence clinical trials for the Product outside the Territory, NeoPharm shall provide BioChem with notice thereof. BioChem shall advise NeoPharm of its decision whether or not to participate in the clinical trials within ninety (90) days of receiving such notice.

2.5 COMMERCIALIZATION BY BIOCHEM. BioChem agrees to use Due Diligence to file an NDS for use of the Product in the Primary Indications in the Territory and, following receipt of a Notice of Compliance ("NOC") from HPB in relation to such NDS, to market and sell the Product for such indication in the Territory. BioChem shall also have the right to pursue regulatory approval to commercialize the Product for any indication in the Field. Accordingly, BioChem shall:

          (a) within six (6) months of receipt from NeoPharm of the completed BUdR NDA, prepare and file an NDS with respect to the use of the Product in the Primary Indications;

          (b) within three (3) months of receipt of an NOC for the Product in any indication, introduce the Product for sale for use in such indication in the Territory;

          (c) subject to applicable Laws, use Due Diligence to advertise, promote the sale of and otherwise employ marketing and sales techniques reasonably designed to develop a demand for the Product in the approved indications. Such sale, advertising and promotional efforts shall be consistent with those undertaken by other companies similarly situated within the industry for similar products to treat similar indications. BioChem shall be entitled to use a third Person marketing or sales agency to carry out the obligations of BioChem under this Subsection 2.5(c); and

          (d) upon the reasonable written request of NeoPharm, furnish NeoPharm with copies of advertising, sales and promotional materials relating to the Product;

provided that, in the event of any delay by NeoPharm or any third Person in supplying Product pursuant to the Manufacturing and Supply Agreement referred to in Article V hereof, the time periods allotted to BioChem for commercialization under this Subsection 2.5 shall be extended by the duration of such delay in supply.

2.6 BIOCHEM KNOW-HOW. BioChem hereby grants NeoPharm a royalty-free license to use the BioChem Know How in NeoPharm's applications for Governmental Approvals outside of the Territory during the term hereof NeoPharm shall not be entitled to sublicense any right granted to it under this Section 2.6 unless the sublicensee or sublicensees provide their Know-How on the same terms as described herein. From time to time while this Agreement is in force, BioChem shall use Due Diligence in providing NeoPharm with the BioChem Know-How.

                                   ARTICLE III
                              MANAGEMENT COMMITTEE

3.1 CREATION OF THE MANAGEMENT COMMITTEE. The Parties hereby agree to the creation of a Management Committee made up of three (3) representatives of each Party to facilitate the collaboration contemplated herein. The initial nominees are shown on Exhibit "3.1" attached hereto. Each Party may change its representatives on written notice to the other Party.

3.2 REGULAR MEETINGS. During the term of this Agreement, the Management Committee shall meet at least twice

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annually. Meetings may be called by either Party on thirty (30) days' notice to the other and, unless otherwise agreed, occur by telephone conference call. A designated representative of the Party hosting the meeting shall chair that meeting and a designated representative of the other Party shall act as secretary of the meeting.

3.3 RESPONSIBILITIES OF THE MANAGEMENT COMMITTEE. Subject to the recognition by NeoPharm that BioChem possesses the expertise necessary for the development, sales and marketing of the Product in the Territory and to the exclusive rights granted to BioChem hereunder, the Management Committee shall be the primary vehicle for interaction between the Parties with respect to the collaboration contemplated herein. Without limiting the foregoing, the Management Committee shall be responsible for:

          (a) reviewing and coordinating any NDS for the Product in the Territory;

          (b) reviewing and commenting on clinical trial publications proposed to be circulated in the Territory by BioChem with respect to the Product;

          (c) monitoring the progress of development (including preclinical and clinical trials) outside and in the Territory by NeoPharm or its licensees (other than BioChem) of the Product; and

          (d) reviewing and commenting on any proposed alignment of strategies and/or commercial activities with respect to the use of the Product in the Field.

Each Party shall disclose proposed agenda items to the other in writing, at least fifteen (15) days in advance of each meeting of the Management Committee.

3.4 DECISIONS OF THE MANAGEMENT COMMITTEE. Except as specifically provided for in this Section 3.4, decisions made by the Management Committee will be by mutual agreement of the members. If disputes arise regarding matters properly before the Management Committee, which disputes cannot be resolved by the members of the Management Committee, the Parties will attempt to resolve those disputes by direct discussions, in person if appropriate, between the Chief Executive Officers of BioChem and NeoPharm. Notwithstanding anything to the contrary herein contained, any disagreements with respect to overall development and commercialization strategy of Product in the Territory which remain unresolved after following the aforementioned procedure shall be finally resolved by BioChem, acting reasonably and in good faith.

                                   ARTICLE IV
                                  CONSIDERATION

4.1 INITIAL PAYMENT. As partial consideration for the rights transferred to BioChem under Article II, upon signature of this Agreement by the Parties BioChem will pay to NeoPharm a nonrefundable amount of five hundred thousand Dollars ($500,000) (the "Initial Payment").

4.2 MILESTONE PAYMENTS. In addition to the other payments to NeoPharm provided for herein, and subject to fulfillment of preconditions to payment referred to in this Section 4.2, as partial consideration for the rights granted by NeoPharm hereunder, BioChem shall make payments to NeoPharm in the amounts and at the times set forth below:

          (a) Subject to Subsection 4.2(c), Two Hundred Fifty Thousand Dollars ($250,000), in the form of a nonrefundable payment made within thirty (30) days of receipt by NeoPharm (or its licensee) of THE FIRST (and only the first) notice of acceptance from the FDA of the Product for further review for use as a radiosensitizing agent for the treatment of brain cancer in humans.

          (b) Subject to Subsection 4.2(c), One Hundred Fifty Thousand Dollars ($150,000), in the form of a nonrefundable payment made within thirty (30) days of receipt by BioChem of THE FIRST (and only the first) notice of compliance ("NOC") from the HPB for the Product for use as a radiosensitizing agent for the treatment of brain cancer in humans.

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          (c)  Should BioChem receive an NOC for the Product for use as a radiosensitizing agent for the treatment of brain cancer in humans prior to the receipt by NeoPharm (or its licensee) of a notice of acceptance from the FDA for such indication, the Two Hundred Fifty Thousand Dollar ($250,000) and One Hundred Fifty Thousand Dollar ($150,000) payments referred to in subsections
               (a) and (b) above shall be combined, in the form of a nonrefundable payment in the amount of Four Hundred Thousand Dollars ($400,000), to be made by BioChem to NeoPharm within thirty (30) days of receipt by BioChem of such NOC. Upon payment of the amount referred to in this Subsection (c), BioChem shall have no further obligations to NeoPharm with respect to the payments referred to in Subsections (a) and (b).

          (d) Subject to Subsection 4.2(f), Fifty Thousand Dollars ($50,000), in the form of a nonrefundable payment made within thirty (30) days of receipt by NeoPharm (or its licensee) of THE FIRST (and only the first) notice of acceptance from the FDA for the Product for use as a prognostic marker in the treatment of breast cancer in humans.

          (e) Subject to Subsection 4.2(f), Fifty Thousand Dollars ($50,000), in the form of a nonrefundable payment made within thirty (30) days of receipt by BioChem of THE FIRST (and only the first) notice of compliance ("NOC") from the HPB for the Product for use as a prognostic marker in the treatment of breast cancer in humans.

          (f) Should BioChem receive an NOC for the Product for use as a prognostic marker in the treatment of breast cancer in humans prior to the receipt by NeoPharm (or its licensee) of a notice of acceptance from the FDA for such indication, the Fifty Thousand Dollar ($50,000) payments referred to in subsections (d) and (e) above shall be combined, in the form of a nonrefundable payment in the amount of One Hundred Thousand Dollars ($100,000), to be made by BioChem to NeoPharm within thirty (30) days of receipt by BioChem of such NOC. Upon payment of the amount referred to in this Subsection (f), BioChem shall have no further obligations to NeoPharm with respect to the payments referred to in Subsections
               (d) and (e).

IT BEING UNDERSTOOD BETWEEN THE PARTIES THAT THE MAXIMUM AMOUNT POTENTIALLY PAYABLE BY BIOCHEM TO NEOPHARM AS MILESTONE PAYMENTS FOR THE PRODUCT USE IN THE ALL INDICATIONS IS FIVE HUNDRED THOUSAND DOLLARS ($500,000).

4.3 BUDR CLINICAL TRIALS. Subject to Subsection 2.1(b), NeoPharm will provide BioChem with all data and results from ongoing clinical trials carried out with respect to the Product. In addition, on terms and subject to conditions (including the preparation of a draft budget) to be agreed upon between the Parties acting reasonably and in good faith and submitted to the Management Committee for review and approval, BioChem shall be permitted to participate in any ongoing NeoPharm clinical trial program with respect to the Product. BioChem shall be entitled to deduct fifty percent (50%) of its costs associated with such participation against Net Sales payments made by BioChem to NeoPharm under
Section 4.4 hereof

4.4 NET SALES PAYMENT. Subject to Section 4.5, as further consideration for the rights granted by NeoPharm hereunder, BioChem shall pay to NeoPharm a portion of the Net Sales of the Product in the Territory (the "Net Sales Payment"), to be calculated as follows:

          (a) Except as otherwise provided for in Subsections 4.4(b) to (d), BioChem shall pay to NeoPharm, within thirty (30) days following each Calendar Quarter, an amount equivalent to thirty-five percent (35%) of Net Sales of the Product in the Territory for the Calendar Quarter.

          (b) Notwithstanding the reference to thirty-five percent (35%) in Subsection 4.4(a), BioChem shall pay to NeoPharm an amount equivalent to twenty-five percent (25%) of Net Sales in excess of Nine Million Canadian dollars (CDN$ 9,000,000) in any given calendar year.

          (c) Notwithstanding the reference to thirty-five percent (35%) in Subsection 4.4(a), in the event that a

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

               generic version of the Product is sold in the Territory, the Net Sales Payment shall be decreased to twenty-five percent (25%) for Net Sales following the date of entry of the generic product on the market.

          (d) Notwithstanding anything to the contrary herein contained, after the fifteenth (15th) anniversary date of the first commercial sale of the Product in the Territory, the Net Sales Payment shall be decreased to fifteen percent (15%).

4.5 LIMITATIONS ON NET SALES PAYMENT. NOTWITHSTANDIng anything to the contrary herein contained, the Net Sales Payment otherwise payable by BioChem to NeoPharm hereunder shall be adjusted as follows:

          (a) Should competition for the Product by another product (the "New Entry Product") which is commercialized, directly or indirectly by NeoPharm and/or any of its sublicensees in the Territory for the same indications as the Product cause a reduction in Net Sales of the Product in the Territory by BioChem, BioChem's Affiliates or BioChem's sublicensees of twenty percent (20%) or more from the previous calendar year, then the Net Sales Payment rate otherwise payable hereunder shall automatically be reduced by the same percentage as the percentage decrease in Net Sales; provided that the Parties shall first consult in good faith with respect to matters which may effect the Net Sales of the Product in the Territory. Notwithstanding anything to the contrary herein contained, any final decisions to be taken with respect to the commercialization of the Product in the Territory shall be at the sole discretion of BioChem. In no event shall the provisions of this Subsection 4.5(a) alone operate to reduce the Net Sales Payment rate otherwise payable with respect to Net Sales of the Product by more than twenty-five percent (25%);

          (b) If the effect on Net Sales of the Product caused by the New Entry Product in the Territory ceases to exist and the Net Sales of the Product are restored to the levels which existed immediately prior to arrival of the New Entry Product on the market in the Territory, then the Net Sales Payment rate adjustment which resulted from the application of paragraph (a) shall cease to apply with respect to the Product, on a going-forward basis;

          (c) If NeoPharm is in default of its obligation to supply or procure supply of the Product under the Manufacturing and Supply Agreement referred to in Article V hereof, such that BioChem incurs costs and/or expenses to locate a replacement source of supply of the Product to BioChem, BioChem may set-off the costs and expenses of locating such replacement source against Net Sales Payments due hereunder; and

          (d) The effects of all Net Sales Payments rate adjustments hereunder shall be cumulative. Accordingly, notwithstanding the occurrence of any one (1) event which results in a reduction or limitation of Net Sales Payments with respect to the Product, the Net Sales of the Product shall remain subject to all other Net Sales Payments rate adjustments set forth in this Agreement.

4.6 MODE OF PAYMENT. All Net Sales Payments to NeoPharm hereunder shall be made by deposit of a cheque in Canadian dollars made payable to NeoPharm in the requisite Canadian dollar amount to such bank account as NeoPharm may from time to time designate by written notice to BioChem. Payments shall be free and clear of any fees and charges (other than applicable taxes which BioChem is required to pay or withhold with respect to Net Sales Payments or to pay with respect to all other payments to be made to NeoPharm under this Agreement).

4.7 RECORDS RETENTION. (5) years after each sale of the Product, BioChem shall keep (and shall assure that its relevant Affiliates and sublicensees shall keep) records of such sales in sufficient detail to confirm the accuracy of the Net Sales calculations hereunder, provided that, in the event BioChem is required by applicable Law to keep such records for a period of longer than five
(5) years, such longer period shall apply. At the request of NeoPharm, BioChem shall (and shall assure that BioChem's relevant Affiliates and sublicensees shall) permit an independent certified or chartered accountant appointed by NeoPharm (which accountant shall be acceptable to BioChem, acting reasonably), at reasonable times and upon reasonable notice, to examine these records solely to the extent necessary to verify such calculations. Such investigation shall be at the expense of NeoPharm unless it reveals an error on the part of BioChem resulting in NeoPharm having received less than ninety-five percent (95%) of the Net Sales Payments due to NeoPharm on BioChem's sales of the Product occurring at any time during the time period covered by such investigation, in which event BioChem shall pay the reasonable costs of such investigation. Any such investigation occurring within six (6) months of a previous investigation shall be at the expense of NeoPharm unless it reveals an error on the part of BioChem resulting in NeoPharm having received less than ninety-six percent (96%) of the Net Sales Payments due to NeoPharm on BioChem's sales of the Product occurring at any time during the time period covered by such investigation, in which event BioChem shall pay the reasonable costs of such investigation. Net Sales Payments covering a particular time period shall not be subject to investigation more than once hereunder.

4.8 NO NON-MONETARY CONSIDERATION FOR SALES. Without the prior written consent of NeoPharm, BioChem and its Affiliates and agents shall not accept or solicit any non-monetary consideration for the sale of the Product other than as would be reflected in Net Sales.

4.9 TAXES. Any tax which BioChem is required to pay or withhold with respect to royalty payments and to pay with respect to all other payments to be made to NeoPharm hereunder shall be deducted from the amount otherwise due, provided that, in regard to any such deduction, BioChem and/or its Affiliates shall give NeoPharm such assistance as may reasonably be necessary to enable or assist NeoPharm to claim exemption therefrom or a reduction thereof and shall, upon request, provide documentation from time to time so as to confirm the payment by BioChem of such tax to the appropriate Governmental Body.

                                    ARTICLE V
                             MANUFACTURE AND SUPPLY

5.1 PRODUCT SUPPLY. NeoPharm shall manufacture for and supply or ensure the manufacture of and supply to BioChem, BioChem's Affiliates and BioChem's sublicensees of all of their requirements of the Product pursuant to the terms and conditions of the Manufacturing and Supply Agreement attached hereto as Exhibit "5.1 ". BioChem desires a secure source of long-term supply of Product for use in the Territory and NeoPharm wishes to provide BioChem with such a source of supply and NeoPharm shall use its best efforts to enter into one or more contracts with material suppliers and contract manufacturers as required in order to assure the availability of Product for commercialization by BioChem in the Territory on terms and conditions set forth in the Manufacturing and Supply Agreement. NeoPharm shall provide a progress report to BioChem on an ongoing basis of the state of negotiations with such contract manufacturers and suppliers. NeoPharm agrees to be subject to the penalty provided for in Article II of Exhibit 5.1 hereto in the event a secure source of supply is not assured according to the terms of said Article II.

                                   ARTICLE VI
                                   TRADEMARKS

6.1 TRADE MARKS. NeoPharm shall apply in the Territory for the registration, and, to the extent available, BioChem shall use on all Product sold in the Territory, trade marks currently in use or substantially similar to those being used on the same or similar products incorporating the chemical agent BUdR being sold by NeoPharm, its Affiliates, licensees outside the Territory. In the event of a third Person action alleging trade mark infringement, the Parties may agree to adopt another trade mark for use with the Product. BioChem shall be consulted by NeoPharm with respect to NeoPharm's choice of trade mark counsel for the Territory and shall also be consulted with respect to and kept informed of all matters relating to the preparation, filing, prosecution and maintenance of trade marks for use with the Product in the Territory. NeoPharm shall afford due consideration to BioChem's comments and concerns with respect to trade mark matters relating to use of the Product in the Territory.

                                   ARTICLE VII
                              CONFIDENTIALITY: ETC.

7.1 CONFIDENTIALITY; NON-DISCLOSURE; RESTRICTED USE. Except to the extent expressly authorized by this Agreement or otherwise agreed in writing, the Parties agree that the receiving Party shall keep confidential, shall not publish or otherwise disclose and shall not use directly or indirectly for any purpose, any information furnished to the receiving Party by the other Party pursuant to this Agreement. The foregoing obligations shall not apply to any information which the receiving Party can establish by competent proof:

          (a) was already known to the receiving Party, other than under an obligation of confidentiality, at the time of disclosure;

          (b) was generally available to the public or otherwise part of the public domain at the time of its disclosure to the receiving Party;

          (c) became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the receiving Party in breach of this Agreement; or

          (d) was subsequently disclosed to the receiving Party, other than under an obligation of confidentiality, by a third Person who had no obligation to the disclosing Party not to disclose such information to others;

          (e) was independently developed by the receiving Party or its Affiliates;

The obligations of confidentiality, non-disclosure and non-use hereunder shall continue until the relevant information falls within the exceptions provided for in paragraphs (a) to (e) above. Each Party may disclose the other Party's confidential information to the extent such disclosure is reasonably necessary in filing or prosecuting patent applications, prosecuting or defending litigation, complying with applicable Laws, making a permitted sublicense of or otherwise entering into business relationship with respect to, or exercising, its rights hereunder, or in conducting clinical trials; provided, however, that prior to making any such disclosure the Party intending to do so will give reasonable advance notice to the other Party of such disclosure requirement and will use its best efforts to secure confidential treatment of such information prior to its disclosure.

7.2 INFORMATION STORAGE. Without limiting the generality of Section 7.1, each Party shall retain all the other Party's information in a secure place, separate from any other information, data, reports, or other documents not relating hereto, with access to such information limited to those persons who have a "need to know" such information, for the purposes of carrying out the retaining Party's obligations under this Agreement.

7.3 RETURN OF INFORMATION. Subject to Article IX, upon termination of this Agreement, the receiving Party shall promptly return all of the disclosing Party's information, including all reproductions and copies thereof and shall immediately delete all references thereto stored electronically, provided that the receiving Party shall be entitled to retain one copy of the information for its legal counsel for the purposes of determining its rights and obligations undo this Article VII.

                                  ARTICLE VIII
                                 INDEMNIFICATION

8.1 INDEMNIFICATION BY NEOPHARM. NeoPharm shall defend, indemnify and hold harmless, BioChem and BioChem's Affiliates, directors, officers, employees, shareholders and agents (individually, a "BioChem Indemnified Party", and collectively, the "BioChem Indemnified Parties"), from and against any and all liabilities, losses, damages, fines, costs, claims, actions and expenses incurred by the BioChem Indemnified Parties (including the reasonable fees, costs and expenses of attorneys and other professional and court costs), based on any civil, criminal, statutory, regulatory or other claims of liability (referred to collectively as "Liabilities"), asserted at any time arising out of or involving a breach or misstatement by NeoPharm of its representations, warranties, covenants or obligations under this Agreement (including under the Exhibits hereto).

8.2 GOVERNMENT RESTRICTIONS. Subject to Section 8.1, NeoPharm will not be liable for any damages on account of any restrictions imposed by any Governmental Body in the Territory on the use, sale or distribution of the Product. NeoPharm will not be responsible for any recall, confiscation or other restriction on the use or sale of the Product by any Governmental Body in the Territory for any reason other than the negligent acts or omissions of NeoPharm, its

Affiliates, Contract Manufacturers or agents.

8.3 INDEMNIFICATION BY BIOCHEM. BioChem shall defend, indemnify and hold harmless, NeoPharm and NeoPharm's Affiliates, directors, officers, employees, shareholders and agents (individually, a "NeoPharm Indemnified Party", and collectively, the "NeoPharm Indemnified Parties"), from and against any and all liabilities, losses, damages, fines, costs, claims, actions and expenses incurred by the NeoPharm Indemnified Parties (including the reasonable fees, costs and expenses of attorneys and other professional and court costs), based on any civil, criminal, statutory, regulatory or other claims of liability (referred to collectively as "Liabilities"), asserted at any time arising out of or involving (i) a breach or misstatement by BioChem of its representations, warranties, covenants or obligations under this Agreement (including under the Exhibits hereto), (ii) the development, use, manufacture, promotion, sale or other disposition, of any other products which incorporate the Product (herein "Other Product") by BioChem; or (iii) BioChem's use of any NeoPharm Know-How or Improvements in Other Products. Without limiting the foregoing, BioChem will defend, indemnify and hold harmless the NeoPharm Indemnified Parties, from and against any Liabilities resulting from:

         8.3.1 Any product liability claim or other claim of any kind related to the use by a third Person of any Other Product that was manufactured, sold or otherwise disposed of by BioChem;

         8.3.2 Clinical trials or studies conducted by or on behalf of BioChem and any of its Affiliates, sublicensees, or assignees to whom NeoPharm and its Affiliates, sublicensees, Contract Manufacturers or assignees supplies CTM, including, without limitation, any claim by or on behalf of a human subject of any such clinical trial or study, and any claim or deviation, authorized or unauthorized, from the protocols of any such clinical trial or study and any claim resulting from, or arising out of, the manufacture or quality by a third Person of any substance, other than the CTM, administered in any clinical trial or study, provided, however, that BioChem will not be obligated to indemnify and hold harmless NeoPharm with respect to claims resulting solely from, or arising solely out of NeoPharm's negligent or intentional acts or omissions with respect to the manufacture or quality of the CTM supplied by NeoPharm and its Affiliates, sublicensees, Contract Manufacturers or sublicensees.

8.4 EXCEPTIONS. No indemnification shall be made to a BioChem Indemnified Party or NeoPharm Indemnified Party to the extent any Liabilities arise out of, result from or involve (i) the breach or misstatement by such Person of its representations, warranties or obligations under this Agreement or the Exhibits hereto or (ii) the negligence or willful misconduct of such Person. Notwithstanding anything to the contrary herein contained, neither Party shall be liable hereunder to defend, indemnify or hold harmless, any Person for any claim for indirect, special or consequential damages of any kind.

8.5 INDEMNIFICATION PROCEDURES. A Party (the "indemnitee") which intends to claim indemnification under this Article VIII shall promptly notify the other Party (the "indemnitor") in writing of the Liability with respect to which the claim of indemnification relates. The indemnitee shall permit, and shall cause its employees and agents to permit, the indemnitor, at its discretion, to settle any such Liability, the defense and settlement of which shall be under the complete control of the indemnitor; provided, however, that such settlement shall not adversely affect the indemnitee's rights hereunder or impose any obligations on the indemnitee in addition to those set forth herein in order for it to exercise those rights. No such Liability shall be settled without the prior written consent of the indemnitor, and the indemnitor shall not be responsible for any legal fees or other costs incurred other than as provided herein. The indemnitee, its employees and agents shall co-operate fully with the indemnitor and its legal representatives in the investigation and defense of any Liability covered by this indemnification. The indemnitee shall have the right, but not the obligation, to be represented by counsel of its own selection and expense.

                                   ARTICLE IX
                                TERM; TERMINATION

9.1 TERM OF AGREEMENT. This Agreement shall commence as of the date first above written and shall continue in force until terminated in accordance with the provisions of this Article IX.

9.2 RETENTION OF LICENSE. Subject to Sections 9.4 and 9.6, upon the expiration or termination of this Agreement for any reason other than (a) termination by NeoPharm under Section 9.3 following a default by BioChem, (b) termination on notice by BioChem under
Section 9.4 or (c) termination by NeoPharm under Section 9.5 (i.e. bankruptcy, insolvency, etc. of BioChem), BioChem shall retain a paid-up, royalty-free, exclusive license (with the right to sublicense) to the NeoPharm Know-How and Improvements to continue to use, sell and have manufactured and sold, the Product in the Territory, without any further consideration whatsoever being payable by BioChem to NeoPharm. Subject to Sections 9.4 and 9.6, upon the expiration or termination of this Agreement for any reason other than (a) termination by BioChem under Section 9.3 following a default by NeoPharm, or (b) termination by BioChem under Section 9.5 (i.e. bankruptcy, insolvency, etc. of NeoPharm), NeoPharm shall retain a paid-up, royalty-free, nonexclusive license (with the right to sublicense) to use the BioChem Know-How in NeoPharm's applications for Governmental Approvals outside of the Territory, without any further consideration whatsoever being payable by NeoPharm to BioChem.

9.3      TERMINATION ON DEFAULT.

          (a) Failure by a Party to comply with its material obligations contained herein shall entitle the Party not in default to give to the Party in default notice specifying the nature of the default and requiring it to make good such default. If such default is not cured within ninety (90) days after the receipt of such notice (which period shall be decreased to thirty (30) days for defaults relating to the payment of sums of money due hereunder), or diligent steps taken to cure if by its nature such default could not be cured in ninety (90) days (or thirty (30) days for defaults relating to the payment of sums of money due hereunder), the Party not in default shall be entitled, without prejudice to any of its other rights conferred on it by this Agreement, and in addition to any other remedies available to it by Law, to terminate this Agreement.

          (b) Failure by a Party to comply with its material obligations contained in the Manufacturing and Supply Agreement shall entitle the Party not in default to give to the Party in default notice specifying the nature of the default and requiring it to make good such default. If such default is not cured within the cure period provided for in the Manufacturing and Supply Agreement or diligent steps taken to cure if by its nature such default could not be cured in such period, the Party not in default shall be entitled, without prejudice to any of its other rights conferred on it by this Agreement or the Manufacturing and Supply Agreement, and in addition to any other remedies available to it by Law, to terminate this Agreement.

          (c) Any right to terminate arising under Subsections 9.3(a) or (b) shall be stayed if, during the relevant cure period, the Party alleged to have been in default shall:

               (i) have initiated arbitration in accordance with Section 10.10 below, with respect to the alleged default; and

               (ii) be diligently and in good faith cooperating in the prompt resolution of such arbitration proceedings.

          (d) The right of a Party to terminate this Agreement shall not be affected in any way by its waiver or failure to take action with respect to any prior default.

9.4 TERMINATION ON NOTICE BY BIOCHEM. Upon one hundred eighty (180) days notice delivered to NeoPharm at any time following the first (1st) anniversary of the effective date of this Agreement, BioChem may terminate its participation in the commercialization program that is the basis of the Agreement. In such event, all rights granted to BioChem under the Agreement will terminate and BioChem will make any payments then due or owing or which may become due during the one hundred eighty (180) day notice period. Subject to Section 9.6, upon delivery of the notice by BioChem, NeoPharm will have access to the regulatory filings of BioChem relating to the Product in order that NeoPharm may continue the commercialization of the Product in a timely manner within the Territory.

9.5 TERMINATION ON BANKRUPTCY: INSOLVENCY; ETC. Either Party may, in addition to the other remedies available to it at Law, terminate this Agreement by written notice to the other Party, if the other Party shall have become bankrupt or insolvent, or shall have made an assignment for the benefit of its creditors, or shall have sought protection or relief under any bankruptcy, insolvency reorganization or other similar statute, or there shall have been appointed a trustee or receiver of the other Party. In the event of termination of this Agreement by BioChem pursuant to and in accordance with this Section 9.5 (i.e. upon bankruptcy, insolvency etc. of NeoPharm), BioChem shall retain a paid-up, royalty-free, exclusive license (with the right to sublicense) to the NeoPharm Know-How and Improvements to continue to use, sell and have manufactured and sold, the Product in the Territory. Subject to Section 9.6, in the event of termination of this Agreement by NeoPharm pursuant to and in accordance with this Section 9.5 (i.e. upon bankruptcy, insolvency etc. of BioChem), NeoPharm shall retain a paid-up, royalty-free, non-exclusive license (with the right to sublicense) to use the BioChem Know-How in NeoPharm's applications for Governmental Approvals outside of the Territory.

9.6      BIOCHEM KNOW-HOW: SPECIAL PROVISIONS.

          (a) The license granted to NeoPharm pursuant to Section 2.6 hereof shall terminate immediately upon termination of this Agreement by BioChem pursuant to, and in accordance with, the terms of Section
               9.3 and/or Section 9.5.

          (b) In the event of termination of this Agreement for any reason other than by BioChem pursuant to, and in accordance with, the terms of Section 9.3 and/or Section 9.5, BioChem shall, at NeoPharm's sole option, but subject to the Parties' agreement as to the amount payable to BioChem by NeoPharm as provided below, upon written request of NeoPharm, (i) provide NeoPharm with a copy of all written data and information then in BioChem's possession relating to the development of the Product by BioChem up to that time; and (ii) to the extent permitted by Law, transfer any NOC or other evidence of HPB approval of the Product to NeoPharm; provided that any such requests shall be made within one (1) year following the date as of which the Agreement terminates.

          (c) In consideration of the transfer of such development data and of the transfer of the NOC or other evidence of HPB approval referred to in Subsection 9.6(b), NeoPharm agrees to pay BioChem, promptly upon occurrence of such transfers, the following:

               (i) if termination of this Agreement occurs prior to BioChem's submission of an NDS for the Product, an amount equal to one hundred percent (100%) of BioChem's, BioChem's Affiliates' and BioChem's sublicensees' fully absorbed, allocable costs and expenses in connection with the development of the Product;

               (ii) if termination of this Agreement occurs after to BioChem's submission of an NDS for the Product but before an NOC is obtained therefore, an amount equal to one hundred percent (100%) of BioChem's, BioChem's Affiliates' and BioChem's sublicensees' fully absorbed, allocable costs and expenses in connection with the development of the Product; and

               (iii) if termination of this Agreement occurs after an NOC has been obtained for the Product, an amount to be mutually agreed upon between the Parties with respect to the Product, which amount shall at least reflect the costs and expenses incurred by BioChem, BioChem's Affiliates and BioChem's sublicensees in connection with the development, commercialization and marketing of the Product.

               (d) Notwithstanding anything to the contrary herein contained, NeoPharm shall not be required to pay BioChem the amounts described in Subsection 9.6(c) in respect of any transfer of data, NOC or other evidence of HPB approval, following termination by NeoPharm under (i) Section 9.3 (default by BioChem), or (ii) Section 9.5 (bankruptcy, insolvency, etc. of BioChem).


9.7 RETURN OF KNOW-HOW. Subject to the licenses granted under this Article IX which are expressly stated to survive termination of this Agreement, upon termination hereof, each Party shall return other Party, and shall thereafter cease making use of , all of such other Party's Know-How.

9.8      ACCRUED RIGHTS; SURVIVING OBLIGATIONS..

               (a) Termination, relinquishment or expiration of this Agreement for any reason shall be without prejudice to any rights which shall b have accrued to the benefit of a Party prior to such termination, relinquishment or expiration. Further, any such termination, relinquishment or expiration shall not relieve a Party from obligations which are expressly indicated to survive termination, relinquishment or expiration.

               (b) Without limiting the foregoing, the provisions of Section 4.6, Article VII, Article VIII, Article IX, Section 10.3 and
                    Section 10.10 of this Agreement shall survive the expiration or termination of this Agreement.

                                    ARTICLE X
                            MISCELLANEOUS PROVISIONS

10.1 RELATIONSHIP OF THE PARTIES. Nothing in this Agreement is intended or shall be deemed to constitute a partnership, agency or employer-employee relationship between Parties and/or any of their respective Affiliates or employees. Neither Party shall incur any debts or make any commitments for the other.

10.2 ASSIGNMENTS. Except as expressly provided herein, neither this Agreement nor any interest hereunder shall be assignable, nor any other obligation delegable, by a Party without the prior written consent of the other; provided, however, that a Party may assign this Agreement to any Affiliate of it or to any successor by law or by sale of substantially all of its assets to which this Agreement relates provided that he assigning Party shall guarantee and remain liable and responsible for the performance and observance of all its duties and obligations hereunder. This Agreement shall be binding upon the successors and permitted assigns of the Parties including assignees of any rights with respect to the Product, NeoPharm Know-How, BioChem Know-How or Improvements. Any assignment not in accordance with this Section 10.2 shall be void. Nothing in this Section 10.2 shall restrict BioChem's right to sublicense under Article II hereof.

10.3 REPRESENTATIONS AND WARRANTIES. NeoPharm and BioChem each represents and warrants to the other that:

               (a)  it is free to enter into this Agreement;

               (b) its execution, delivery and performance of this Agreement do not and will not violate or conflict with any provision of Law or any other agreement to which it is a party and n o consents, approval or authorizations, registrations or filings are required in connection with the execution, delivery, performance, validity or enforceability of this Agreement, except as have been obtained or made or set forth hemin;

               (c) (in respect of NeoPharm only) to the best of NeoPharm's knowledge, after due inquiry, there is no outstanding claim or allegation that the Product, NeoPharm Know-How and/or Improvements infringe upon any rights of a third Person nor any potential claim or allegation that the Product, NeoPharm Know-How and/or Improvements infringe upon the rights of a third Person;

               (d) (in respect of NeoPharm only) to the best of NeoPharm's knowledge, after due inquiry, NeoPharm has informed BioChem about all information in NeoPharm's possession or of which NeoPharm otherwise has knowledge concerning side effects, injury, toxicity or sensitivity reactions and incidents (in each case provided same are material), associated with all uses, studies, investigations or tests involving the Product (animal or human) throughout the world, whether or not determined to be attributable to the Product;

               (e) it is a corporation duly organized and validly existing under the Laws of the jurisdiction indicated above and, by virtue of such jurisdiction's Laws, is in good standing as a domestic corporation of such jurisdiction;

               (f) it is qualified to do business in all jurisdiction in which such qualification is necessary in order to perform its obligations hereunder;

               (g) the execution, delivery and performance by it of this Agreement have been duly authorized by all requisite corporate action and each such document, when signed, will constitute its legal, valid and binding obligation, enforceable according to its terms and condition.

10.4 FURTHER ACTIONS. Each Party agrees to execute, acknowledge and deliver such further instruments and to do all such other acts as may be reasonably necessary or reasonably appropriate in order to carry out the purposes and intent of this Agreement.

10.5 NO TRADE MARK RIGHTS. Except Party as otherwise specifically provided for herein (including in the Exhibits hereto), no right, express or implied, is granted hereby to a Party to use in any manner the name or any other trade name or trade mark of the other Party.

10.6 PUBLIC ANNOUNCEMENTS. If either Party wishes to make a public disclosure concerning this Agreement or the terms hereof, the other Party shall be provided with an advance copy of the proposed disclosure and shall have three (3) business days within which to approve or disapprove thereof unless the law requires immediate disclosure in which case the Party will endeavor to give notice thereof as soon as possible to the other Party. Approval shall not be unreasonably withheld by either Party. Absent approval, no public disclosure concerning this Agreement or the terms hereof shall be made by either Party, except to the extent required to Law.

10.7 ENTIRE AGREEMENT OF THE PARTIES; AMENDMENTS. This Agreement (including the Exhibits hereto), together with the Confidentiality and Non-Disclosure Agreement signed by the Parties on May 12, 1997, constitutes and contains the entire understanding and agreement of the Parties and cancels and supersedes any and all prior negotiations, correspondence, understandings and agreements between the Parties, whether oral or written, respecting the subject matter hereof, including, without limitation, the letter agreement between Parties dated February 10, 1997. No waiver, modification or amendment of any provision of this Agreement shall be valid or effective unless made in writing and signed by a duly authorized officer of each Party.

10.8 APPLICABLE LAW. This Agreement shall be governed by and interpreted in accordance with the Laws of the State of New York and shall be treated in all respects as a New York contract.

10.9 NOTICES AND DELIVERIES. Any notice, request, delivery, approval or consent required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been sufficiently given if delivered personally, transmitted by telecopier (confirmation of receipt by confirmed facsimile transmission being deemed receipt of communication sent by telecopy) or five (5) days after it was sent, by registered letter (or its equivalent) to the party to which it is directed as its address shown below or such other address as such Party shall have last given by notice delivered in accordance herewith to the other Party:

         (a)      If to BioChem, addressed to:

                  BIOCHEM THERAPEUTIC INC.
                  275 Armand, Frappier Boulevard
                  Laval, Quebec, Canada
                  H7V 4A7
                  Attention: Mr. Michael Grey
                  Telecopier: (514) 978-7767;

                  with a copy to:

                  BIOCHEM PHARMA, INC.
                  at the same address
                  Attention: Mr. Charles Tessier, VP, Legal Affiairs and Corporate Secretary
                  Telecopier: (514) 978-7755

         (b)      If to NeoPharm, addressed to:

                  NEOPHARM INCORPORATED
                  225 East Deerpath
                  Suite 250
                  Lake Forest, Illinois, USA 60045
                  Attention: Mr. Mahendra G. Shah, PH.D., Vice President, Corporate
                  Telecopier: (847) 295-8854

                  with a copy to:

                  BURKE, WARREN, MACKAY & SERRITELLA, P.C.
                  22nd Floor, IBM Plaza
                  330 North Wabash Avenue
                  Chicago, Illinois USA 60611-3607
                  Attention: Christopher R. Manning, Esq.
                  Telecopier: (312) 840-7900

10.10    DISPUTES.

          (a) The Parties shall mutually consult in good faith in an attempt to settle amicably in the spirit of cooperation any and all disputes arising out of or in connection with this Agreement or questions regarding the interpretation of the provisions hereof.

          (b) Subject to Section 3.4, each dispute arising out of or in connection with this Agreement or question regarding the interpretation hereof which cannot be settled amicably within sixty (60) days from the date of notification of either Party to the other of such dispute or question, which notice shall specify the details of such dispute or question, shall be finally settled by binding arbitration, conducted, in English, in accordance with the Commercial Arbitration Rules of the American Arbitration Association, by one (1) arbitrator appointed in accordance with such Rules. If the Parties cannot agree on the arbitrator to be so appointed, each Party shall be entitled to appoint one (1) arbitrator, and the two (2) arbitrators so appointed shall agree upon a third. The arbitrator(s) shall have the technical expertise required to understand and arbitrate the dispute. The arbitration carried out hereunder shall apply to the exclusion of regular legal means, provided that the rights of the Parties in urgent situations in which time is of the essence to obtain proper remedies in court of Law shall remain unimpaired.

          (c) Any arbitration referred to herein shall be held in Lake Forest, Illinois if initiated by BioChem an din Montreal, Quebec, if initiated by Neo Pharm.

          (d) The costs of any arbitration hereunder, including administrative and arbitrator(s) fees, shall be shared equally by the Parties, but each Party shall bear its own costs and attorneys' and witness' fees, provided however, that the prevailing Party, if determined by the arbitrator(s), shall be entitled to an award against the other Party in the amount of the prevailing Party's costs (including arbitration costs) and reasonable attorneys' and witness' fees.

          (e) There shall be no appeal from the decision or findings of the arbitrator(s), which shall be final and binding upon the Parties and may be entered in any court having proper jurisdiction.

10.11 NO THIRD PARTY BENEFICIARIES. Except as specifically provided in this Agreement, no Person not a Party to this Agreement, including any employee of any Party to this Agreement, shall have or acquire any rights by reason of this Agreement, nor shall any Party hereto have any obligations or liabilities to such other Person solely by reason of this Agreement.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their respective duly authorized officers as of the day and year first above written, each copy of wich shall for all purposes be deemed to be an original.


                              NEOPHARM INCORPORATED


witness /s/ David Riggs        /s/ Mahendra G. Shah
       --------------------   ------------------------------------------
                              per: Dr. Mahendra G. Shah, Ph.D., Vice President,
                              Corporate Development

witness
       --------------------

                              BIOCHEM THERAPEUTIC INC.



witness
       --------------------    /s/ Michael Grey
                             -------------------------------------------
                             per:     Michael Grey, President

                              /s/ Mario Thomas
                             -------------------------------------------
                             per: Dr. Mario Thomas, Vice-President,
witness /s/ Lucy Ameuol           Business Development
       --------------------

                                  EXHIBIT 1(d)
                                     TO THE
                             COLLABORATION AGREEMENT
                               DATED MAY 12, 1997
                                     BETWEEN
   BIOCHEM THERAPEUTIC INC. ("BIOCHEM") AND NEOPHARM INCORPORATED ("NEOPHARM")


                          TABLE OF CONTENTS OF BUDR NDA

                                  EXHIBIT 1(u)
                                     TO THE
                             COLLABORATION AGREEMENT
                               DATED MAY 12, 1997
                                     BETWEEN
   BIOCHEM THERAPEUTIC INC. ("BIOCHEM") AND NEOPHARM INCORPORATED ("NEOPHARM")


                               PRODUCT DESCRIPTION

                                   EXHIBIT 3.1
                                     TO THE
                             COLLABORATION AGREEMENT
                               DATED MAY 12, 1997
                                     BETWEEN
   BIOCHEM THERAPEUTIC INC. ("BIOCHEM") AND NEOPHARM INCORPORATED ("NEOPHARM")


                  INITIAL NOMINEES FOR THE MANAGEMENT COMMITTEE

BIOCHEM:   MICHAEL GREY; LOUISE PROULX; AND CAROLINE FORTIER





NEOPHARM:  DR. MAHENDRA G. SHAH; DR. AQUILAR RAHMAN; AND DR. WILLIAM C. GOVIER

                                   EXHIBIT 5.1
                                     TO THE
                             COLLABORATION AGREEMENT
                               DATED MAY 12, 1997
                                     BETWEEN
   BIOCHEM THERAPEUTIC INC. ("BIOCHEM") AND NEOPHARM INCORPORATED ("NEOPHARM")


                       MANUFACTURING AND SUPPLY AGREEMENT


                                [see Attached]

                       MANUFACTURING AND SUPPLY AGREEMENT

This MANUFACTURING and SUPPLY AGREEMENT is dated and effective as of the 12th day of May 1997;

BY AND BETWEEN:            BIOCHEM THERAPEUTIC INC., a corporation
                           incorporated under the laws of Canada, with its principal place of business located at 275
                           Armand-Frappier Boulevard, Laval, Quebec, Canada, H7T
                           4A7:

                                    (hereinafter referred to as "BioChem"),

AND: NEOPHARM INCORPORATED, a corporation incorporated under the laws of the State of Delaware, with a place of business at 225 East Deerpath, Suite 250, Lake Forest, Illinois, United States of America, 60045

                                    (hereinafter referred to as "NeoPharm")


RECITALS:


         A. NeoPharm manufactures and supplies Product (as defined in the Collaboration Agreement of even date herewith between the Parties (the "Collaboration Agreement"));

         B. BioChem has been granted certain rights from NeoPharm under the Collaboration Agreement to the Product for use as a radiosensitizing agent for the treatment of cancer in humans and as a prognostic marker for breast cancer;

         C. BioChem wishes to purchase from NeoPharm and NeoPharm wishes to manufacture for and supply to BioChem, the Product on the terms and subject to the conditions set forth in this Agreement;

NOW, THEREFORE, in consideration of the various premises and undertakings set forth herein, the Parties agree as follows:

                                    ARTICLE I
                                 INTERPRETATION

1.1 Unless otherwise specifically provided herein, the following terms shall have the following meanings:

(a) "AGREEMENT" shall mean this Manufacturing and Supply Agreement and all instruments supplemental hereto or in amendment or confirmation hereof; "herein", "hereof", "hereto", "hereunder" and similar expressions mean and refer to this Agreement and not to any particular Article, Section, Subsection or other subdivision; "Article", "Section", "Subsection" or other subdivision of this Agreement means and refers to the specified Article, Section, Subsection or other subdivision of this Agreement.

(b) "CGMP" shall mean U.S. Current Good Manufacturing Practices, as established from time to time by the FDA.

(c) "COLLABORATION AGREEMENT" shall mean the agreement entered into of even date between the Parties, to which this Agreement forms EXHIBIT "5.1".

(d) "CONTRACT MANUFACTURER" shall mean any Person designated now or hereafter under Section 2.4 hereof to manufacture Product.

(e) "DELIVERY DATE" shall mean a date for which delivery of Product to BioChem by NeoPharm is requested by BioChem in a purchase order and confirmed by NeoPharm pursuant to Article V hereof.

(f) "DOLLARS" AND "$" shall mean lawful money of the United States of America, unless otherwise indicated.

(g) "FDA" shall mean the United States Food and Drug Administration, or any successor or replacement entity thereto.

(b) "GAAP" shall mean United States generally accepted accounting practices, consistently applied.

(I) "MANUFACTURING COSTS" shall mean NeoPharm's manufacturing costs for Product, which shall consist of (i) to the extent Product is manufactured by NeoPharm, NeoPharm's fully-allocated manufacturing cost (including overhead, as determined and allocated in accordance with customary accounting practices of NeoPharm), but excluding costs for excess manufacturing capacity not reasonably related to projected demand for Product, the whole as computed using standard accounting procedures of NeoPharm, applied on a consistent basis in accordance with GAAP, and (ii) to the extent Product is manufactured by a third Person on behalf of NeoPharm, reasonable amounts actually paid to the third person for such Product, which shall, in any event, be no more than which would be paid to an independent third Person in an arm's length transaction; in each case, supported by appropriate documentation.

(j) "SPECIFICATIONS" shall mean, collectively, the procedures, requirements, standards and other information relating to Product set forth in EXHIBIT "6.1" hereto, as the same may be amended from time to time in accordance with Section
6.2 hereof.

1.2 All other capitalized terms herein shall have the meaning ascribed thereto in the Collaboration Agreement, as the case may be.

1.3 The following are the exhibits annexed to and incorporated in this Agreement by reference and deemed to be a part hereof:

         EXHIBIT "4.4" -            BioChem Standard Purchase Order Form;
         EXHIBIT "6.1" -            Specifications; and
         EXHIBIT "9.1" -            Trade Mark License.


In the event of any conflict between the provisions of any exhibit to this Agreement and the main text of the Agreement, the main text shall prevail.

1.4 The recitals are incorporated herein by reference and deemed to be part hereof.

                                   ARTICLE II
                                     SUPPLY

2.1 NeoPharm hereby agrees to manufacture for and supply to BioChem, and BioChem hereby agrees to obtain from NeoPharm, BioChem's total requirements of Product for:

         (a) use in seeking HPB approval to commercialize the Product in the Territory, including the carrying out of preclinical or clinical trials for the purpose of obtaining or maintaining such approval ("Clinical Trial Material" or "CTM"); and

         (b) following receipt of HPB approval of the Product, sale in the Territory ("Commercial Material").

2.2 Notwithstanding the foregoing, NeoPharm shall not supply, and BioChem shall not be obligated to obtain from NeoPharm, Product, unless and until NeoPharm or NeoPharm's Contract Manufacturer, as the case may be, shall have complied with all Laws governing the manufacturing and supply of products such as the Product.

2.3 BioChem desires a secure source of long-term supply of Product and NeoPharm has agreed to arrange such secure source of long-term supply, NeoPharmn agrees to use its best efforts to enter into one or more contracts with material suppliers and contract manufacturers as required in order to assure the availability of Product for BioChem's requirements as stipulated in this Agreement. NeoPharm shall provide a progress report to BioChem on an ongoing basis of the state of negotiations with such contract manufacturers and suppliers.

2.4 NeoPharm agrees to assure BioChem, pursuant to the terms of this Agreement, of the adequate supply of Product throughout the term of this Agreement

2.5 In the event that NeoPharm is unable, despite having used its best efforts, to secure such manufacture and supply of Product within a period of one hundred eighty (180) days from the date of this Agreement, then NeoPharm shall be subject to and agrees to pay a penalty for each day beyond said one hundred eighty (180) days of: (i) for the first thirty (30) days beyond one hundred eighty (180) days, one thousand dollars ($1,000) per day; (ii) for each day beyond thirty (30) days but less than sixty-one (61) days, two thousand dollars ($2,000) per day; (iii) for each day beyond sixty (60) and less than ninety-one
(91) days, three thousand dollars ($3,000) per day; (iv) for each day beyond ninety (90) days and less than one hundred twenty-one (121) days, five thousand dollars ($5 000) per day; and (v) for each day beyond one hundred twenty (120) days, seven thousand dollars ($7,000) per day until the execution of the Contract Manufacturer supply agreement; provided, however, that in no event shall the aggregate amount of the penalty payable hereunder exceed the sum of five hundred thousand dollars ($500,000).

2.6 Should the penalty provision provided for in Section 2.5 hereof be found invalid or unenforceable for any reason whatsoever, NeoPharm agrees that the total amounts accrued and which otherwise have been owing pursuant to such penalty provision shall represent a debt owing by NeoPharm to BioChem which BioChem may offset against any amount owed or owing by BioChem to NeoPharm at any time.

2.7 In addition, during the term of this Agreement, in the event that NeoPharm enters into further manufacturing and supply agreements with Contract Manufacturers and/or material suppliers of Product, NeoPharm shall use its best efforts to include BioChem as a third party beneficiary of same on terms as favorable as those offered to NeoPharm in respect of Product.

2.8 NeoPharm agrees, during the term of this Agreement, not to manufacture for, distribute, sell or otherwise provide, directly or indirectly, any Product to any Person other than BioChem, anywhere in the Territory. To the extent not inconsistent with applicable Laws, NeoPharm further agrees not to manufacture for, distribute, sell or otherwise provide any Product to any Person as aforesaid, where NeoPharm or BioChem has reasonable grounds to believe that such Person may, directly or indirectly, sell or cause to be sold in the Territory, such Product; provided that, should NeoPharm exercise its right hereunder to supply Product to BioChem through a Contract Manufacturer, NeoPharm shall use its best efforts to ensure that such Contract Manufacturer shall agree in writing to terms substantially similar to those contained in this Section 2.8.

2.9 Subject to Section 2.8, throughout this Agreement, all references to "NeoPharm" that relate to its rights and duties as a manufacturer or supplier of Product shall be deemed to include any Contract Manufacturer designated by NeoPharm to manufacture Product for supply to BioChem hereunder provided, however, that any such Contract Manufacturer has complied with all relevant Governmental Bodies as well as all applicable Laws and provided further, that, notwithstanding any such designation, NeoPharm shall remain liable along with any such Contract Manufacturer, to BioChem under this Agreement for any breach by such Contract Manufacturer of its obligations hereunder.

                                     ARTICLE
                                      PRICE

3.1 The Parties hereby acknowledge and agree that all Product to be supplied to BioChem by NeoPharm hereunder shall be supplied at no charge to BioChem, the consideration for such supply being included in the Net Sales Payment to be made under the Collaboration Agreement.

                                   ARTICLE IV
                               FORECASTS: ORDERING

4.1 In order to permit NeoPharm to regularly supply BioChem with Commercial Material for sale in the Territory, at least four (4) months prior to the first expected date of delivery of such Commercial Material, BioChem shall provide NeoPharm with a non-binding forecast of BioChem's estimated requirements of Commercial Material for the twelve (12) month period following said expected date of delivery. Such twelve (12) month forecast shall be updated on a monthly basis.

4.2 A firm, binding purchase order shall be provided by BioChem to NeoPharm with respect to Products to be supplied hereunder other than in accordance with
Section 4.3, at least four (4) months prior to the scheduled delivery date of such Products. NeoPharm shall promptly acknowledge the acceptance of such orders by pro forma invoice or similar written instrument, and shall advise BioChem of the anticipated shipment date of the quantity of Products so ordered. Upon acceptance by NeoPharm, each such order shall become firm and binding on the Parties, and, except as specifically provided for herein, may not be modified without the prior written approval of the Parties. If BioChem requires quantities of Products exceeding those mentioned in the relevant forecast referred to in Section 4.1 by more than fifteen percent (15%), NeoPharm shall use reasonable efforts to supply same within the aforementioned four (4) month period, unless NeoPharm has informed BioChem in writing within thirty (30) days of receipt of BioChem's purchase order of NeoPharm's inability to supply the quantities referred to in such order. If NeoPharm so informs BioChem, the Parties shall, without delay and in good faith, negotiate a delivery plan for the excess amounts set out in such order.

4.3 BioChem shall order a sufficient quantity of Product in the form of CTM from NeoPharm, for use in seeking HPB approval of the Product and for use in accordance with the terms of the Collaboration Agreement. The first such order for CTM shall be placed within one hundred and twenty (120) days following the date of execution hereof. Subsequent orders shall be placed by BioChem at least ninety (90) in advance of the required delivery date for such CTM, as stated on BioChem's purchase order.

4.4 All orders for Product to be purchased hereunder shall be placed on BioChem's standard purchase order form, a copy of which is attached hereto as EXHIBIT "4.4". Such purchase order shall specify an anticipated delivery date, which, once confirmed as acceptable by NeoPharm by pro forma invoice or other similar written instrument, shall be binding on the Parties (the "Delivery Date"). In the event of any inconsistency between this Agreement and the terms of any such purchase order, the terms of this Agreement shall prevail. BioChem shall have the right, without prejudice to any other rights it may have under Law, to cancel any orders placed hereunder which have not been filled within twenty (20) days following the Delivery Date applicable to such order.

4.5 Notwithstanding anything to the contrary herein contained, after receipt by BioChem of an NOC for the Product in the Territory, should a Net Sales Payment not be made under the Collaboration Agreement with respect to a particular shipment of Product within six (6) months of delivery of such Product to BioChem hereunder, NeoPharm shall invoice BioChem for, and BioChem agrees to advance to NeoPharm within ten ( 10) days following receipt of such invoice, an amount equal to the Manufacturing Cost of such Product. Any amounts advanced by BioChem to NeoPharm under this Section 4.5 shall be deducted, on a Dollar for Dollar basis, from Net Sales Payments subsequently made with respect to such Product under Section 4.4 of the Collaboration Agreement.

                                    ARTICLE V
                                    SHIPMENTS

5.1 Delivery of Product to be supplied by NeoPharm to BioChem hereunder shall be made FOB (per Incoterms, ICC Ed. 1990) NeoPharm's plant in Lake Forest, Illinois, or such Contract Manufacturer's plant as agreed in writing between the Parties. BioChem shall arrange for insurance for all Product supplied hereunder, covering the journey from NeoPharm's shipping dock in Lake Forest, Illinois (or from any Contract Manufacturer's shipping dock, as the case may be), until acceptance by BioChem in Quebec, which insurance shall be at the sole expense of BioChem. All shipments shall be made pursuant to written instructions received by NeoPharm from BioChem. NeoPharm shall provide shipping documentation in accordance with that requested in BioChem's purchase order, as well as a certificate of analysis and such other documentation relating to the Product as BioChem may request in writing from time to time, for each production lot included in a- shipment.

5.2 NeoPharm shall package Product for shipment hereunder in accordance with NeoPharm's current (as at the date of shipment) standard practices and in accordance with the Specifications and all applicable Laws.

5.3 Product shipped by NeoPharm hereunder shall have a remaining shelf-life as of the date of such shipment equal to at least three-quarters (3/4) of the total approved shelf-life of such Product, as listed in the Specifications. NeoPharm shall fill each purchase order placed by BioChem hereunder from the same batch of Product.

5.4 In the event of a lost or damaged shipment of Product hereunder, NeoPharm shall use best efforts to replace said shipment within sixty (60) days of notification of such loss or damage by BioChem.

                                   ARTICLE VII
                    SPECIFICATIONS; OUALI 1Y CONTROL: RECORDS

6.1 Product supplied by NeoPharm to BioChem hereunder shall be manufactured, labeled, stored and shipped by or on behalf of NeoPharm in compliance with all applicable Laws and in accordance with the Specifications set forth in the document attached hereto as EXHIBIT "6.1"; provided that BioChem shall be responsible for supplying NeoPharm with artwork and sample materials for finished labeling of the Product appropriate for use in the Territory. The Parties hereby agree that NeoPharm shall be responsible for ensuring that finished labels correspond to the artwork and samples provided by BioChem hereunder, and that such labels shall be properly affixed to the Product, and that BioChem shall be responsible for the content of the artwork and sample materials. Without limiting the generality of the foregoing, NeoPharm shall obtain and maintain all licenses, permits and registrations necessary to manufacture and supply Product hereunder.

6.2 Neither Party may supplement or amend the Specifications without the other Party's prior written approval, which approval shall not be unreasonably withheld or delayed; provided, however, that the Specifications shall be amended or supplemented if required by the FDA or any other Governmental Body. Unless otherwise specifically required by Law, all such changes shall be approved in writing at least sixty (60) days prior to their implementation.

6.3 NeoPharm shall be responsible for performing all quality control tests and assays on raw and packaging materials used in preparing and shipping the Product, as well as on the Product, all in a manner consistent with the Specifications and with NeoPharm's internal quality control procedures.

NeoPharm shall retain records pertaining to such testing and shall, upon written request from BioChem, provide BioChem with copies of such records. Without limiting the generality of the foregoing, NeoPharm shall prepare and maintain batch records and file samples, properly stored, from each lot or batch of Product supplied to BioChem hereunder. Upon termination of this Agreement for any reason other than a default on the part of BioChem, NeoPharm shall transfer the originals or certified true copies of the originals of such batch records and file samples to BioChem.

6.4 NeoPharm shall make available to BioChem all records pertaining to complaint investigations and/or inspections by Governmental Bodies relating to any site where Product is manufactured or packaged for shipment, including a record of any actions taken by or on behalf of NeoPharm in response to such investigations and/or inspections. Each Party agrees to promptly (i.e. within two (2) business days of being notified of such complaints or inquiries, or sooner as provided by
Law) inform the other Party of any complaints or inquiries that raise potentially serious quality, health or safety concerns regarding the Product.

6.5 Each Party shall keep complete and accurate records pertaining to the manufacture and supply of Product for at least five (5) years, or for such longer period if and as required by Law. Each Party shall make such records available to the other Party, for such lawful purpose as the other Party may reasonably request in writing.

6.6 BioChem shall have the right, upon reasonable notice to NeoPharm, during normal business hours, no more frequently than reasonably necessary and under appropriate confidentiality agreements, to send authorized representatives to manufacturing facilities where Product is manufactured, to audit any manufacturing and testing operations that BioChem deems reasonably appropriate to confimn that production of each batch of Product is in compliance with cGMP. Upon request, NeoPharm agrees to notify BioChem of the next scheduled production run of Product. NeoPharm agrees to co-operate with BioChem's authorized representatives in their conduct of such audits. Nothing in this Section 6.6 shall limit or detract from NeoPharm's obligation to manufacture and supply Product in compliance with all applicable Laws and in accordance with the Specifications.

                                   ARTICLE VII
                              NONCONFORMING PRODUCT

7.1 BioChem shall inspect each shipment of Product received hereunder as soon as practicable following receipt thereof. BioChem shall be deemed to have accepted delivery of the Product in good order and condition, unless BioChem has notified NeoPharm in writing of any short delivery or nonconformity in respect of a shipment of Product within thirty (30) days following receipt of same. Notwithstanding the foregoing, in the case of any nonconformity which is not readily apparent or discoverable upon reasonable inspection within such thirty
(30) day period, any claim of nonconformity with respect thereto shall not be deemed waived and delivery of the Product shall not be deemed to have been accepted if BioChem notifies NeoPharm as soon as practicable, but no later than fifteen (15) days, following the date on which BioChem learns of such nonconformity.

7.2 Any claim of nonconformity hereunder shall be accompanied by a report of analysis of the allegedly nonconforming Product, which report shall be prepared by or on behalf of BioChem. If, after analyzing a sample of such Product, NeoPharm confirms BioChem's claim of nonconformity, NeoPharm shall, at BioChem's election, replace the nonconforming Product with conforming Product at NeoPharm's expense or refund the entire purchase price therefore to BioChem. Pursuant to written directions from NeoPharm, BioChem shall either return the nonconforming Product to NeoPharm, or destroy same, in each case, at NeoPharm's expense. If NeoPharm's analysis does not confirm BioChem's claim of nonconformity, the Parties shall commence good faith discussions with a view to resolving the issue. In the event the issue cannot be resolved within thirty (30) days following the start of such discussions, a sample of the Product in dispute shall be submitted to an independent laboratory, mutually accepted by the Parties, for testing. The results of such testing shall be binding upon the Parties. The Party whose assertion as to the Product in question was not borne out by the results of the testing by the independent laboratory shall bear all costs relating to such testing.

7.3 Notwithstanding anything to the contrary contained in this Article VII, NeoPharm's warranties and indemnification obligations hereunder shall survive the failure by BioChem to reject any shipment of Product.

                                  ARTICLE VIII
                              CONFIDENTIALITY: ETC.

8.1 CONFDENTIALITV: NON-DISCLOSURE: RESTRICTED USE. The Parties agree that the provisions of Article VII of the Collaboration Agreement shall apply, MUTATIS MUTANDIS, to any information furnished by one Party to the other Party pursuant to this Agreement.

                                   ARTICLE IX
                                   TRADE MARKS

9.1 NeoPharm shall apply in the Territory for the registration, and, to the extent available, BioChem shall use on all Product sold in the Territory, trade marks currently in use or substantially similar to those being used on the same or similar products incorporating the chemical agent BUdR being sold by NeoPhartn, its Affiliates, or licensees outside the Territory. In the event of a third Person action alleging trade mark infringement, the Parties may agree to adopt another trade mark for use with the Product. BioChem shall be consulted by NeoPharm with respect to NeoPharm's choice of trade mark counsel for the Territory and shall also be consulted with respect to and kept informed of all matters relating to the preparation, filing, prosecution and maintenance of trade marks for use with the Product in the Territory. NeoPharm shall afford due consideration to BioChem's comments and concerns with respect to trade mark matters relating to use of the Product in the Territory, provided that NeoPharm shall have the ultimate authority and responsibility for decisions relating to such matters. In exercising such authority with respect to the choice of trade mark counsel throughout the Territory, NeoPharm undertakes to consider any BioChem concerns with respect to actual or perceived conflicts of interest BioChem may have with such counsel. BioChem shall have the right to use any one
(l) or more trade marks of its choosing in conjunction with its sale of the Product in the Territory, provided such trade mark(s) is (are) not confusingly similar with the NeoPharm Trade Marks. As between the Parties, NeoPharm, acting reasonably and in good faith, shall have the ultimate authority for determining what constitutes a confusingly similar mark.

The Parties agree to be bound by the terms and conditions contained in the Trade mark License Agreement attached hereto as Exhibit 9. l with respect to BioChem s use of the NeoPharm Trade Marks.

                                    ARTICLE X
                                   WARRANTIES

10.1 NeoPharm hereby covenants, represents and warrants to BioChem, and acknowledges that BioChem has relied on such covenants, representations and warranties in entering this Agreement, as follows:

         (a) On the date of shipment, all Product supplied hereunder shall be manufactured, stored and shipped by NeoPharm in accordance with the Specifications and in conformance with all applicable Laws;

         (b) NeoPharm shall have good and marketable title to all Product supplied hereunder, which title shall pass to BioChem free and clear of any lien, encumbrance or other conflicting interest of any kind;

         (c) NeoPharm has provided BioChem with true and complete copies of any current agreements relating to the Product that NeoPharm has with Contract Manufacturers. All such agreements are in full force and effect, with no breach thereunder by any party thereto, and no event, failure or condition has occurred which, with the passage of time and/or the giving of notice, would result in a default or breach by either party thereto or permit the termination, modification or acceleration of any obligations or rights thereunder; and

         (d) To the best of NeoPharm's knowledge after due inquiry, NeoPharm has informed BioChem about all information in NeoPharm's possession or control concerning side effects, injury, toxicity or sensitivity reactions and incidents associated with all uses, studies, investigations or tests involving the Product (animal or human) throughout the world, whether or not determined to be attributable to the Product.

10.2 . EXCEPT AS SPECIFICALLY PROVIDED FOR IN SECTION 10.1 AND SUBJECT TO
ARTICLE XI, NEOPHARM MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED
(i) OF COMMERCIAL UTILITY; (ii) OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE; OR (iii) EXCEPT AS SPECIFICALLY PROVIDED FOR IN SECTION 10.1, THAT BioChem's USE OF THE PRODUCT OR NeoPharm's Know-How OR Improvements WILL NOT INFRINGE ANY PATENT, COPYRIGHT OR TRADEMARK OR OTHER PROPRIETARY OR PROPERTY RIGHTS OF OTHERS. EXCEPT AS SPECIFICALLY PROVIDED FOR IN SECTION 10.1 AND SUBJECT TO ARTICLE XI, NeoPharm WILL NOT BE LIABLE TO BioChem, BioChem's SUCCESSORS OR ASSIGNS OR ANY THIRD PARTY WITH RESPECT TO: ANY CLAIM ARISING FROM BioChem's USE OF THE Product OR THE NeoPharm Know-How OR Improvements, ANY CLAIM ARISING FROM THE MANUFACTURE, USE OR SALE OF OTHER PRODUCTS (i.e. OTHER THAN THE Products) CONTAINING COMMERCIAL MATERIALS SUPPLIED PURSUANT TO THIS AGREEMENT; OR ANY CLAIM FOR LOSS OF PROFITS, FOR LOSS OR INTERRUPTION OF BUSINESS OR FOR INDIRECT, SPECIAL OR CONSEQUENTIAL

DAMAGES OF ANY KIND. BioChem ACCEPTS ALL RISK AND RESPONSIBILITY FOR DETERMINING THE MANNER IN WHICH BioChem WILL USE THE COMMERCIAL MATERIALS IN OTHER PRODUCTS, IF ANY, AND NeoPharm AND ITS Affiliates MAKE NO WARRANTIES OR REPRESENTATIONS CONCERNING, AND ASSUME NO RESPONSIBILITY FOR, THE PERFORMANCE OF ANY OTHER PRODUCT (i.e. OTHER THAN THE Product) INTO WHICH THE COMMERCIAL MATERIALS MAY BE INCORPORATED.

                                   ARTICLE XI
                                 INDEMNIFICATION

11.1 INDEMNIFICATION BVNEOPHARM. NeoPharm shall defend, indemnify and hold harmless, BioChem and BioChem's Affiliates, directors, officers, employees, shareholders and agents (individually, a "BioChem Indemnified Party", and collectively, the "BioChem Indemnified Parties"), from and against any and all liabilities, losses, damages, fines, costs, claims, actions and expenses incurred by the BioChem Indemnified Parties (including the reasonable fees, costs and expenses of attorneys and other professional and court costs), based on any civil, criminal, statutory, regulatory or other claims of liability (referred to collectively as "Liabilities"), asserted at any time arising out of or involving a breach or misstatement by NeoPharm of its representations, warranties, covenants or obligations under this Agreement (including under the Exhibits hereto).

11.2 GOVERNMENT RESTRICTIONS. Subject to Section ll.l, NeoPharm will not be liable for any damages on account of any restrictions imposed by any Governmental Body in the Territory on the use, sale or distribution of the Product. NeoPharm will not be responsible for any recall, confiscation or other restriction on the use or sale of the Product by any Governmental Body in the Territory for any reason other than the negligent acts or omissions of NeoPharm, its Affiliates, Contract Manufacturers or agents.

11.3 INDEMNIFICATION BV BIOCHEM. BioChem shall defend, indemnify and hold harmless, NeoPharm and NeoPharm's Affiliates, directors, officers, employees, shareholders and agents (individually, a "NeoPharm Indemnified Party", and collectively, the "NeoPharm Indemnified Parties"), from and against any and all liabilities, losses, damages, fines, costs, claims, actions and expenses incurred by the NeoPharm Indemnified Parties (including the reasonable fees, costs and expenses of attorneys and other professional and court costs), based on any civil, criminal, statutory, regulatory or other claims of liability (referred to collectively as "Liabilities"), asserted at any time arising out of or involving (i) a breach or misstatement by BioChem of its representations, warranties, covenants or obligations under this Agreement (including under the Exhibits hereto), (ii) the development, use, manufacture, promotion, sale or other disposition, of any other products which incorporate the Product (herein "Other Product") by BioChem; or (iii) BioChem's use of any NeoPharm Know-How or Improvements in Other Products. Without limiting the foregoing, BioChem will defend, indemnify and hold harmless the NeoPharm Indemnified Parties, from and against any Liabilities resulting from:

11.3.1 Any product liability claim or other claim of any kind related to the use by a third person of any Other Product that was manufactu red , sold or otherwise disposed of by Bio Chem.

11.3.2 Clinical trials or studies conducted by or on behalf of BioChem and any of its Affiliates, sublicensees, or assignees to whom NeoPharm and its Affiliates, sublicensees, Contract Manufacturers or assignees supplies CTM, including, without limitation, any claim by or on behalf of a human subject of any such clinical trial or study, and any claim or deviation, authorized or unauthorized, from the protocols of any such clinical trial or study and any claim resulting from, or arising out of, the manufacture or quality by a third Person of any substance, other than the CTM, administered in any clinical trial or study; provided, however, that BioChem will not be obligated to indemnify and hold harmless NeoPharm with respect to claims resulting solely from, or arising solely out of NeoPharm's negligent or intentional acts or omissions with respect to the manufacture or quality of the CTM supplied by NeoPharm and its Affiliates, sublicensees, Contract Manufacturers or sublicensees.

11.4 EXCEPTIONS. No indemnification shall be made to a BioChem Indemnified Party or NeoPharm Indemnified Party to the extent any Liabilities arise out of, result from or involve (i) the breach or misstatement by such Person of its representations, warranties or obligations under this Agreement or the Exhibits hereto or (ii) the negligence or willful misconduct of such Person. Notwithstanding anything to the contrary herein contained, neither Party shall be liable hereunder to defend, indemnify or hold harmless, any Person for any claim for indirect, special or consequential damages of any kind.

11.5 INDEMNIFICATION PROCEDURES. A Party (the "indemnitee") which intends to claim indemnification under this Article XI shall promptly notify the other Party (the "indemnitor") in writing of the Liability with respect to which the claim of indemnification relates. The indemnitee shall permit, and shall cause its employees and agents to permit, the indemnitor, at its discretion, to settle any such Liability, the defense and settlement of which shall be under the complete control of the indemnitor; provided, however, that such settlement shall not adversely affect the indemnitee's rights hereunder or impose any obligations on the indemnitee in addition to those set forth herein in order for it to exercise those rights. No such Liability shall be settled without the prior written consent of the indemnitor, and the indemnitor shall not be responsible for any legal fees or other costs incurred other than as provided herein. The indemnitee, its employees and agents shall cooperate fully with the indemnitor and its legal representatives in the investigation and defense of any Liability covered by this indemnification. The indemnitee shall have the right, but not the obligation, to be represented by counsel of its own selection and expense.

                                   ARTICLE XII
                                    INSURANCE

12.1 INSURANCE. Prior to the date of manufacture of any Product for sale to the public by BioChem hereunder, NeoPharm shall have and maintain such type and amounts of liability insurance covering the manufacturing, supply, use and sale of products such as the Product as is normal and customary in the pharmaceutical industry generally for persons similarly situated, which shall, in any event, provide for a minimum coverage amount of Three Million Dollars for any one occurrence; and NeoPharm will provide BioChem with a copy of its policies of insurance in that regard. NeoPharm shall not be entitled to amend or replace any such insurance without the prior written consent of BioChem, which consent shall not be unreasonably withheld or delayed.

                                  ARTICLE XIII
                                TERM: TERMINATION

13.1 TERM. This Agreement shall commence as of the date first above written and, unless earlier terminated in accordance herewith, shall remain in effect for the period during which the Collaboration Agreement shall remain in effect.

13.2     TERMINATION FOR DEFAULT.

         (a) Failure by a Party to comply with any of the material obligations contained herein or in the Collaboration Agreement shall entitle the Party not in default to give to the Party in default notice specifying the nature of the default and requiring it to make good such default. If such default is not cured within sixty (60) days after the receipt of such notice, or, if applicable, within the cure period provided for in the Collaboration Agreement, or diligent steps taken to cure if by its nature such default could not be cured in sixty (60) days or in the cure period provided for in the Collaboration Agreement, as the case may be, the Party not in default shall be entitled, without prejudice to any of its other rights conferred on it by this Agreement or the Collaboration Agreement, and in addition to any other remedies available to it by Law or in equity, to terminate this Agreement.

         (b) Any right to terminate arising under Subsection 13.2(a) shall be stayed if, during the relevant cure period, the Party alleged to have been in default shall:

         (i) have initiated arbitration in accordance with Section l 5.8, below, with respect to the alleged default; and

         (ii) be diligently and in good faith co-operating in the prompt resolution of such arbitration.

13.3 BANKRUNTCV; INSOLVENCY; ETC. Either Party may, in addition to the other remedies available to it at Law, terminate this Agreement by written notice to the other Party, if the other Party shall have become bankrupt or insolvent, or shall have made an assignment for the benefit of its creditors, or shall have sought protection or relief under any bankruptcy, insolvency, reorganization or other similar statute, or there shall have been appointed a trustee or receiver of the other Party.

13.4 ACCRUED RIGHTS. SURVIVING OBLIGATIONS.

         (a) Termination, relinquishment or expiration of this Agreement for any reason shall be without prejudice to any rights which shall have accrued to the benefit of a Party prior to such termination, relinquishment or expiration. Further, any such termination, relinquishment or expiration, shall not relieve a Party from obligations which are expressly indicated to survive termination, relinquishment or expiration of this Agreement.

         (b) Without limiting the generality of Subsection 13.4 (a), the provisions of Sections 6.3, 6.5 and 6.6 and of Articles IX, XI, XII and XIII of this Agreement shall survive the expiration or termination of this Agreement.

13.5 Notwithstanding anything to the contrary herein contained, BioChem may terminate this Agreement at any time by written notice to NeoPharm, in the event BioChem is unable to obtain FDA and HPB approval of NeoPharm or a Contract Manufacturer as the manufacturer and supplier of Product provided, however, that from the time it is determined that FDA or HPB approval (as the case may be) will not be obtained, NeoPharm shall have six (6) months to address any concerns raised by

FDA and HPB, so as to enable BioChem to obtain such approval.

13.6 The right of either Party to terminate this Agreement shall not be affected in any way by the failure of such Party to take any action with respect to any prior circumstance or default which mavhave given rise to a right to terminate.

                                   ARTICLE XIV
                                  FORCE MAJEURE

14.1 Neither Party shall be liable to the other for failure or delay in the performance of any of its obligations under this Agreement for the time and to the extent such failure or delay is caused by riots, civil commotions, wars, hostilities between nations, Laws, embargoes, actions by any Government Body, acts of God, storms, fires, accidents, labor disputes or strikes, sabotage, explosions or other similar or different contingencies, in each case, beyond the reasonable control of the respective Parties. The Party affected by Force Majeure shall provide the other Party with full particulars thereof as soon as it becomes aware of the same (including its best estimate of the likely extent and duration of the interference with its activities), and will use its best endeavors to overcome the difficulties created thereby and to resume performance of its obligations as soon as practicable. If the performance of any obligation under this Agreement is delayed owing to a Force Majeure for any continuous period of more than six (6) months, the parties shall consult with respect to an equitable solution, including the possible termination hereof.

14.2 In the event a cause described in Section 14.1 restricts NeoPharm from supplying Product, in whole or in part, to BioChem, NeoPharm shall treat and supply BioChem in the same equitable manner as all of NeoPharm's other major customers.

                                   ARTICLE XV
                            MISCELLANEOUS PROVISIONS

15.1 RELATIONSHIP OF THE PARTIES. Nothing in this Agreement is intended or shall be deemed to constitute a partnership, agency or employer-employee relationship between the Parties and/or any of their respective Affiliates or employees. Neither Party shall incur any debts or make any commitments for the other. Both Parties are independent contractors under this Agreement. Neither Party shall have any express or implied right or authority to assume or create any obligations on behalf of or in the name of the other Party or to bind the other Party to any other contract, agreement, or undertaking with any third Person.

15.2 ASSIGNMENTS. Except as expressly provided herein, neither this Agreement nor any interest hereunder shall be assignable, nor any other obligation delegable, by a Party without the prior written consent of the other; provided, however, that a Party may assign this Agreement to any Affiliate of it or to any successor by Law or by sale of all or substantially all of its assets, provided that the assigning Party shall guarantee and remain liable and responsible for the performance and observance of all the assigning Party's duties and obligations hereunder. Nothing in this Section 15.2 shall be construed to restrict BioChem 's right to sublicense referred to in Article II of the Collaboration Agreement. This Agreement shall be binding upon the successors and permitted assigns of the Parties including assignees of any rights respect to the Product. Any assignment not in accordance with this Section 15.2 shall be void.

15.3 FURTHER ACTIONS. Each Party agrees to execute, acknowledge and deliver such further instruments and to do all such other acts as may be reasonably necessary or reasonably appropriate in order to carry out the purposes and intent of this Agreement.

15.4 NO TRADE MARK RIGHTS. Except as otherwise specifically provided for herein, no right, express or implied, is granted hereby to a Party to use in any manner the name or any other trade name or trade mark of the other Party.

15.5 PUBLIC ANNOUNCEMENTS. If either Party wishes to make a public disclosure concerning this Agreement or the terms hereof, the other Party shall be provided with an advance copy of the proposed disclosure and shall have three (3) business days within which to approve or disapprove thereof unless the Law requires immediate disclosure in which case the Party will endeavor to give notice thereof as soon as possible to the other Party. Approval shall not be unreasonably withheld by either Party. Absent approval, no public disclosure concerning this Agreement or the terms hereof shall be made by either Party, except to the extent required by Law.

15.6 ENTIRE AGREEMENT OF THE PARTIES; AMENDMENTS. This Agreement (including the Exhibits hereto) constitutes and contains the entire understanding and agreement of the Parties and cancels and supersedes any and all prior negotiations, correspondence, understandings and agreements between the Parties, whether oral or written, respecting the subject matter hereof, including, without limitation, the letter agreement between the Parties dated February 10, 1997. No waiver, modification or amendment of any provision of this Agreement shall be valid or effective unless made in writing and signed by a duly authorized officer of each Party.

15.7 APPLICABLE LAW. This Agreement shall be governed by and interpreted in accordance with the Laws of the State of New York, and shall be treated in all respects as a New York contract. The Parties hereby expressly agree that the provisions of the United Nations Convention on the International Sale of Goods shall not apply to this Agreement.

15.8 NOTICES AND DELIVERIES. Any notice, request, delivery, approval or consent required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been sufficiently given if delivered in accordance with
Section 10.9 of the Collaboration Agreement.

15.9 DISPUTES. Subject to Section 7.2 hereof, any dispute arising out of or in connection with this Agreement shall be handled in accordance with Section 10.10 of the Collaboration Agreement.

15.10 NO THIRD PARTV BENEFICIARIES. Except as specifically provided in this Agreement, no Person not a Party to this Agreement, including any employee of any Party to this Agreement, shall have or acquire any rights by reason of this Agreement, nor shall any Party hereto have any obligations or liabilities to such other Person solely by reason of this Agreement.

15.11 STATUTE OF LIMITATIONS. Should either Party allege that the other Party is in breach of its obligations under this Agreement' the nonbreachingParty must bring any action it may have against the other Party with respect to such alleged breach within two (2) years from the date on which the nonbreaching Party first became aware of the alleged breach.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their respective duly authorized officers as of the day and year first above written, each copy Of which shall for all purposes be deemed to be an original.


                                           NEOPHARM INCORPORATED
Witness
       ----------------------

Witness                                    By: /S/ Maherdra G. Shah
       ----------------------                  --------------------------------
                                  per:     Dr. Mahendra G. Shah, Ph.D., Vice
                                           President, Corporate Development



                                           BIOCHEM THERAPEUTIC INC.



                                            /S/Michael Grey
                                           ------------------------------------
witness                           per:     Michael Grey, President
       ----------------------

                                            /S/.MARIO THOMAS
                                           ------------------------------------
witness                           per:     Dr. Mario Thomas, Vice-President,
       ----------------------              Business Development